INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement relating to 159,170 shares of CEL-SCI Corporation common stock on Form S1,of our report dated December 5,1994, (which expresses an unqualified opinion and includes an explanatory paragraph referring to accounting changes) appearing in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Washington, D.C.
October 4, 1995